E*TRADE Funds
                             Proposed Fee Schedule*
                                  For 5 Funds
                               December 14, 2000


              CUSTODY, FUND ACCOUNTING, CALCULATION OF N.A.V. and
                             PARTIAL ADMINISTRATION


Assumptions in developing the fee schedule:

o Assumes that Investors Bank will provide services to the funds listed below as well as any new feeders and standalone funds sponsored by E*TRADE

      - New Dow Jones Financial Sector Fund
      - New Fund of Funds
      - Global Titans
      - Technology Index
      - E-Commerce Index

o     Custody, fund accounting and partial administration services

o     Fund of Funds will only hold the 5 E*TRADE feeder funds

o     Assumes the trade ticket for the fund of funds will be provided by E*TRADE

o Assumes Investors Bank will not be tracking re-balances into the fund of funds

o     E*TRADE will perform legal administration

o Fee is predicated on Investors Bank performing cash management, foreign exchange and securities lending

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A.    Domestic Custody and Fund Accounting

      The following basis point fee is based on each fund's assets for which we are providing services. This amount does not include transactions or global custody.

                                                   Annual Fee
      First $150 million in assets           2.5   Basis Points
      Next $350 million in assets            1.5   Basis Points
      Assets in excess of $500 million       1.0   Basis Point


      There will be a yearly per fund minimum as described below.

      Domestic Funds                         $34,000 per fund
      Global Funds                           $45,000 per fund

      Each class beyond one                  $8,000 per fund/class
      Fund of Funds (E*TRADE Funds only)     $22,000 per fund (no basis points)


B.    Transactions*

      o  DTCC/Fed Book Entry        $ 6.25
      o  Physical Securities         35
      o  Options and Futures         18
      o  GNMA Securities             30
      o  Principal Paydown            5
      o  Foreign Currency            18**
      o  Outgoing Wires               7
      o  Incoming Wires               5
      o  Internal Mutual Funds        5


* These fees assume that trade information is sent to Investors Bank electronically. The DTCC fee will increase to $8 per trade when assets reach $500 million. There are no transaction charges for the use of Investors Bank Repo product or for securities lending transactions when Investors Bank acts as agent
**There are no transaction charges for F/X contracts executed by Investors
Bank


C.    Foreign Subcustodian Fees

      o Incremental basis point and transaction fees will be charged for all foreign assets for which we are custodian. The asset based fees and transaction fees vary by country, based upon the attached global custody fee schedule. Local duties, script fees, reclaims, registration, exchange fees, and other market charges are out-of-pocket.

      o Investors Bank will require the fund to hold all international assets at the subcustodian of our choice.


D.    Partial Administration

      The following basis point fee is based on each fund's assets for which we are providing services.

                                                   Annual Fee
      First $150 million in assets           3.0   Basis Points
      Next $350 million in assets            2.5   Basis Points
      Assets in excess of $500 million       2.0   Basis Points


      There will be a yearly per fund minimum of $45,000.

      Each class beyond one                  $10,000 per fund/class
      Fund of Funds                          $40,000 per fund (no basis points)

                                  MISCELLANEOUS


A.    Out-of-Pocket

      o The charges next to each section are for proforma purposes only. Actual charges may vary.

      o     These charges consist of:

            -Third Party  Review ($250/fd/yr)   -InvestView
            -Legal Expenses                     -Customized  Reporting
            -Printing, Delivery & Postage       -Customized Development/Extracts
            -International Verification         -Blue Sky ($125 per permit)
            -Forms and Supplies                 -Initial Blue Sky Set-up
            -Edgar Filings                      -Support Equipment
            -Extraordinary Travel Expenses      -Copy fitting
            -State Registration Fees            -Data Transmissions
            -Pricing (per security/fund/day $.6 equities, .36 bonds, .40 int'l) -Telecommunications (Per month/fund dom 61.25, Int'l 77.06) -Printing of shareholder reports
            -Financial statement report modification (after initial agreed upon parameters) as to style, layout or format.


B.    Domestic Balance Credit

      o We allow use of balance credit against fees (excluding out-of-pocket charges) for fund balances arising out of the custody relationship. The credit is based on collected balances reduced by balances required to support the activity charges of the accounts. The monthly earnings allowance is equal to 75% of the 90-day T-bill rate.


C.    Cash Management, Securities Lending and Foreign Exchange

      o The assumption was made that Investors Bank would perform cash management, securities lending and foreign exchange for the portfolios. Securities Lending will be split with the funds on a 60%/40%; 40% going to the funds. After the first 2 years the split will change to 50%/50%; 50% going to the funds. After the third year the split will change to 60%/40%; 60% going to the funds.


D.    Systems

      o The details of any systems work will be determined after a thorough business analysis. Any systems work will be billed on a time and material basis. Investors Bank provides an allowance of 10 system hours for data extract set-up and reporting extract set-up. Additional systems hours will be billed on a time and material basis.


E.    Payment

      o The above fees will be charged against the fund's custodian checking account on the last business day of the month.


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*        This fee schedule  assumes the  execution  of our standard  contractual agreements for a minimum of five years. Also, this fee schedule is contingent on all 5 funds contracting for custody, fund accounting,
         administration,   securities   lending,   foreign   exchange  and  cash
         management services. If the contract is terminated within the first 12 months from the date that all the funds are serviced by Investors Bank, any payments owed would also include an amount equal to one years fees for fund accounting and fund administration for 2 E*TRADE funds.